Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Statements

Introduction

The Unaudited Pro Forma Condensed Consolidated Financial Statements (the “pro forma financial statements”) combine the historical consolidated financial statements of CDM Resource Management LLC and CDM Environmental & Technical Services LLC (collectively, “CDM”), the accounting acquirer of USA Compression Partners, LP (the “Partnership”), and the historical consolidated financial statements of the Partnership, the acquired entity, to illustrate the effect of the Transactions described below.

The following pro forma financial statements were based on, and should be read in conjunction with, (i) the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, (ii) the audited historical consolidated financial statements and related notes thereto of CDM, filed with a Current Report on Form 8-K on November 2, 2018, (iii) the audited historical consolidated financial statements and related notes thereto of the Partnership, included in its annual report on Form 10-K for the year ended December 31, 2017 and (iv) the unaudited historical condensed consolidated financial statements and related notes thereto of the Partnership, included in its quarterly report on Form 10-Q for the nine months ended September 30, 2018.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (a) directly attributable to the transactions described below, (b) factually supportable and (c) expected to have a continuing impact on the combined results. The Unaudited Pro Forma Condensed Consolidated Statements of Operations (the “pro forma statements of operations”) for the nine months ended September 30, 2018 and the year ended December 31, 2017, give effect to the transactions described below as if they occurred on January 1, 2017.  The pro forma statement of operations for the nine months ended September 30, 2018 includes (i) the historical unaudited condensed consolidated statement of operations of the Partnership for the nine months ended September 30, 2018, which includes the results of operations for CDM for the three months ended March 31, 2018 and the results of the combined businesses for the six months ended September 30, 2018, (ii) the historical unaudited condensed consolidated statement of operations for USA Compression Partners, LP for the three months ended March 31, 2018, which reflects the results of operations prior to the Transactions described below, and (iii) the pro forma adjustments described in Note 1. The Unaudited Condensed Consolidated Balance Sheet as of September 30, 2018 is not presented since the transactions are reflected in the Partnership’s historical balance sheet as of September 30, 2018 and no pro forma adjustments for the Transactions are required.

The pro forma financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission. The pro forma financial statements have been presented for informational purposes only and are based upon available information and certain assumptions that the Partnership’s management believes are reasonable under the circumstances. These pro forma financial statements are not necessarily indicative of what the combined entity’s results of operations would have been had the Transactions been completed on the date indicated. We have incurred and expect to incur additional costs to integrate CDM and the Partnership’s businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies related to the Transactions that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations of the combined entity.

Description of the Transactions

General Partner Purchase Agreement

On April 2, 2018 (the “Transactions Date”), and in connection with the closing of the CDM Acquisition discussed below, the transactions contemplated by the Purchase Agreement dated January 15, 2018, by and among Energy Transfer Equity, L.P. (“ETE”), Energy Transfer Partners, L.L.C., USA Compression Holdings, LLC (“USA Compression Holdings”) and, solely for certain purposes therein, R/C IV USACP Holdings, L.P. and Energy Transfer Partners, L.P. (“ETP”) were consummated,  pursuant to which, among other things, ETE acquired from USA Compression Holdings (i) all of the outstanding limited liability company interests in the Partnership’s general partner and (ii) 12,466,912 common units representing limited partner interests in the Partnership (the “common units”) for cash consideration paid by ETE to USA Compression Holdings equal to $250.0 million (the “GP Purchase”).

Equity Restructuring Agreement

On April 2, 2018, and in connection with the closing of the CDM Acquisition discussed below, we consummated the transactions contemplated by the Equity Restructuring Agreement dated January 15, 2018, pursuant to which, among other things, the Partnership, USA Compression GP, LLC (the “General Partner”) and ETE agreed to cancel the Partnership’s Incentive Distribution Rights (“IDRs”) and convert the General Partner Interest (as defined in the Equity Restructuring Agreement) into a non-economic general partner interest, in exchange for the Partnership’s issuance of 8,000,000 common units to the General Partner (the “Equity Restructuring”).

CDM Acquisition

On April 2, 2018, the Partnership consummated the transactions contemplated by the Contribution Agreement dated January 15, 2018, pursuant to which, among other things, the Partnership acquired all of the issued and outstanding membership interests of CDM from ETP (the “CDM Acquisition”), in exchange for aggregate consideration of approximately $1.7 billion, consisting of (i) 19,191,351 common units, (ii) 6,397,965 Class B units representing limited partner interests in us (“Class B Units”) and (iii) $1.232 billion in cash (including estimated customary closing adjustments).

The GP Purchase, Equity Restructuring and CDM Acquisition are collectively referred to as the “Transactions.”

Senior Notes

On March 23, 2018, to finance a portion of the cash purchase price for the CDM Acquisition, the Partnership and USA Compression Finance Corp. co-issued $725.0 million aggregate principal amount of senior notes that mature on April 1, 2026.  The notes accrue interest from March 23, 2018 at the rate of 6.875% per year.  Interest on the notes will be paid semi-annually in arrears on each April 1 and October 1, commencing on October 1, 2018.

Preferred Units and Warrants

On April 2, 2018, funds for a portion of the cash purchase price for the CDM Acquisition were provided through the issuance by the Partnership in a private placement of $500.0 million in the aggregate of (i) newly established Series A Perpetual Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) and (ii) warrants to purchase common units pursuant to a Series A Preferred Unit and Warrant Purchase Agreement dated January 15, 2018, with certain investment funds managed or sub-advised by EIG Global Energy Partners (“EIG”) and other investment vehicles unaffiliated with EIG (the “Warrants”).  The Partnership issued 500,000 Preferred Units with a face value of $1,000 per Preferred Unit and issued two tranches of Warrants to the preferred unitholders, which included Warrants to purchase 5,000,000 common units with a strike price of $17.03 per unit and 10,000,000 common units with a strike price of $19.59 per unit. The Warrants may be exercised by the holders thereof at any time beginning on the one year anniversary of the closing date and before the tenth anniversary of the closing date.

Revolving Credit Facility

On April 2, 2018, the Partnership entered into the Sixth Amended and Restated Credit Agreement (“Sixth A&R Credit Agreement”). The Sixth A&R Credit Agreement, among other things, (a) increased the commitments under the revolving credit facility under the Sixth A&R Credit Agreement (the “Revolving Credit Facility”) to $1.6 billion from $1.1 billion, (b) extended the termination date (and the maturity date of the obligations thereunder) from January 6, 2020 to April 2, 2023, (c) subject to the terms in the Sixth A&R Credit Agreement, permits up to $400.0 million of future increases in borrowing capacity and (d) made certain changes to the covenants under the Revolving Credit Facility.

Accounting Acquirer

CDM is deemed to be the accounting acquirer of the Partnership in the business combination because its ultimate parent company obtained control of the Partnership through its acquisition of the limited liability company interests in the General Partner. Consequently, CDM is the predecessor of the Partnership for financial reporting purposes and the historical consolidated financial statements of the Partnership relating to periods prior to the Transactions Date, but filed subsequently reflect those of CDM, as the accounting acquirer. CDM’s assets and liabilities retained their historical carrying values.  The Partnership’s assets acquired and liabilities assumed by CDM have been recorded at their fair values measured as of the Transactions Date. The excess of the assumed purchase price of the Partnership over the estimated fair values of the Partnership’s net assets acquired has been recorded as goodwill. The assumed purchase price and fair value of the Partnership was determined using a combination of an income and cost valuation methodology, the fair value of the Partnership’s common units as of the Transactions Date and the consideration paid by ETE for the limited liability company interests in the General Partner and IDRs. The valuation and purchase price allocation is considered final.

USA Compression Partners, LP

Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2017

(unaudited, in thousands)

		USA
		Compression
	CDM	Partners, LP	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Revenues:
Contract operations	$248,890	$264,315	$—		$513,205
Parts and service	10,541	15,907	—		26,448
Related party revenues	17,240	—	—		17,240
Total revenues	276,671	280,222	—		556,893
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	125,204	92,591	—		217,795
Selling, general and administrative	24,944	47,483	(1,406)	(a)	71,021
Depreciation and amortization	166,558	98,603	10,658	(b)	275,819
Loss (gain) on sale of assets	(367)	(507)	—		(874)
Impairment of goodwill	223,000	—	—		223,000
Impairment of compression equipment	—	4,972	—		4,972
Total costs and expenses	539,339	243,142	9,252		791,733
Operating income (loss)	(262,668)	37,080	(9,252)		(234,840)
Other income (expense):
Interest expense, net	—	(25,129)	(58,271)	(c)	(83,400)
Other	(223)	27	—		(196)
Total other expense	(223)	(25,102)	(58,271)		(83,596)
Net income (loss) before income tax expense	(262,891)	11,978	(67,523)		(318,436)
Income tax expense	1,843	538	—		2,381
Net income (loss)	(264,734)	11,440	(67,523)		(320,817)
Less: Preferred unit distributions	—	—	(48,750)	(d)	(48,750)
Net income (loss) attributable to Common and Class B unitholders' interests	$(264,734)	$11,440	$(116,273)		$(369,567)

Net income (loss) allocated to:
General partner’s interest in net income		$1,493	$(1,493)	(e)	$—
Limited partners’ interest in net income (loss):
Common and Class B units		$9,947			$(369,567)

Weighted average common units outstanding
Basic		61,555	27,191	(f)	88,746
Diluted		61,835			88,746

Weighted average Class B units outstanding - basic and diluted		—	6,398	(g)	6,398

Basic and diluted net income (loss) per limited partner unit		$0.16			$(3.88)

Distributions declared per common unit		$2.10			$2.10

USA Compression Partners, LP

Pro Forma Condensed Consolidated Statement of Operations

Nine months ended September 30, 2018

(unaudited, in thousands)

	USA Compression	USA Compression
	Partners, LP	Partners, LP			Pro Forma
	Historical Nine	Historical Three			Combined
	Months Ended	Months Ended	Pro Forma		Nine Months Ended
	September 30, 2018	March 31, 2018	Adjustments		September 30, 2018
Revenues:
Contract operations	$383,732	$76,716	$—		$460,448
Parts and service	15,836	1,023	—		16,859
Related party revenues	12,807	—	—		12,807
Total revenues	412,375	77,739	—		490,114
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	159,177	25,543	(157)	(h)	184,563
Selling, general and administrative	52,891	33,495	(34,929)	(a)	51,457
Depreciation and amortization	156,943	25,112	2,664	(b)	184,719
Loss (gain) on sale of assets	12,328	(324)	—		12,004
Impairment of compression equipment	2,292	—	—		2,292
Total costs and expenses	383,631	83,826	(32,421)		435,036
Operating income (loss)	28,744	(6,087)	32,421		55,078
Other income (expense):
Interest expense, net	(51,125)	(9,219)	(15,069)	(c)	(75,413)
Other	21	6	—		27
Total other expense	(51,104)	(9,213)	(15,069)		(75,386)
Net income (loss) before income tax expense (benefit)	(22,360)	(15,300)	17,353		(20,307)
Income tax expense (benefit)	(1,624)	70	—		(1,554)
Net income (loss)	(20,736)	(15,370)	17,353		(18,753)
Less: Preferred unit distributions	(24,242)	—	(12,321)	(d)	(36,563)
Net income (loss) attributable to Common and Class B unitholders' interests	$(44,978)	$(15,370)	$5,032		$(55,316)

Net income (loss) allocated to:
General partner’s interest in net income	$—	$(773)	$773	(e)	$—
Limited partners’ interest in net income (loss):
Common units	$(33,185)	$(14,597)	$9,054	(i)	$(38,728)
Class B Units	$(11,793)	$—	$(4,795)	(i)	$(16,588)

Weighted average common units outstanding - basic and diluted	89,973	62,264	—		89,973

Weighted average Class B Units outstanding - basic and diluted	6,398	—	—		6,398

Basic and diluted net loss per common unit	$(0.48)	$(0.23)			$(0.43)

Basic and diluted net loss per Class B Unit	$(1.84)	$—			$(2.59)

Distributions declared per common unit	$1.050	$0.525			$1.575

USA Compression Partners, LP

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

Note 1:Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

a.

Reflects adjustment to remove historical direct and incremental transaction expenses related to the CDM Acquisition.  For the year ended December 31, 2017, these transaction expenses were $1.4 million of legal, accounting and other fees.  For the nine months ended September 30, 2018, these transaction expenses include: (i) $2.3 million of severance charges, (ii) $6.8 million for non-cash unit-based compensation expenses for the change in control of the General Partner which resulted in immediate vesting of outstanding time and performance based phantom units granted to certain employees and (iii) $25.9 million of legal, accounting and other fees.

b.

Adjustments to depreciation and amortization resulting from the adjustment of the Partnership's assets and liabilities to their estimated fair values. Under the acquisition method of accounting, the tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values.

c.

Reflects the estimated interest expense associated with the debt incurred to fund the CDM Acquisition and the fees and expenses related to the Transactions.  Debt incurred to finance the CDM Acquisition consists of (i) $707.8 million aggregate principal amount of senior notes, net of related debt issuance costs, and (ii) $83.3 million of borrowings under our Revolving Credit Facility. To the extent the actual interest rates are higher than estimated, additional interest expense will be incurred and such expense could be material. A 0.125% increase in the interest rate associated with the Revolving Credit Facility would increase interest expense $1.1 million and $0.3 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.

	Incremental Interest Expense
	Year Ended	Nine Months Ended
(in thousands)	December 31, 2017	September 30, 2018
Cash interest (i)	$52,459	$13,225
Amortization of debt issuance costs	5,812	1,844
Total incremental interest expense	$58,271	$15,069

(i)

Cash interest expense was calculated using a 3.14% and 3.67% average interest rate on the Revolving Credit Facility for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, and 6.875% annual interest rate on the senior notes.

d.

Reflects $48.8 million and $36.6 million of distributions for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, on 500,000 Preferred Units.  The nine months ended September 30, 2018 include a $12.3 million pro forma distribution for the three months ended March 31, 2018. The Preferred Units have a face value of $1,000 per Preferred Unit and accrue distributions at a rate of 9.75% per annum. The distributions are payable quarterly.

e.	Reflects the conversion of the general partner interest into a non-economic general partner interest in connection with the Equity Restructuring.

f.

Reflects 19,191,351 common units issued to finance a portion of the CDM Acquisition and 8,000,000 common units issued in exchange for the cancellation of the IDRs and conversion of the general partner interest into a non-economic general partner interest.

g.	Reflects 6,397,965 Class B Units issued to finance a portion of the CDM Acquisition.

h.	Reflects adjustment to remove $0.2 million of severance charges representing operating expenses that are historical direct and incremental transaction expenses related to the CDM Acquisition.

i.	Reflects allocation of USA Compression Partners, LP net loss for the three months ended March 31, 2018 and the pro forma adjustments to the common units and Class B Units discussed above.